UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                     FORM 15
                                (Amendment No. 1)

CERTIFICATION AND NOTICE OF TERMINIATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number 000-33037
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                                NBO Systems, Inc.
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           (Exact name of registrant as specified in its charter)

           3676 W. California Avenue, Bldg D, Salt Lake City, UT 84104
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                     Common
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             (Title of each class of securities covered by the Form)

                                       N/A
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)  |X|        Rule 12h-3(b)(1)(i)  |_|
             Rule 12g-4(a)(1)(ii) |_|        Rule 12h-3(b)(1)(ii) |_|
             Rule 12g-4(a)(2)(i)  |_|        Rule 12h-3(b)(2)(i)  |_|
             Rule 12g-4(a)(2)(ii) |_|        Rule 12h-3(b)(2)(ii) |_|
                                             Rule 15d-6           |_|

Approximate number of holders of record as of the certification or notice
date:   22
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Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  Jan. 23, 2008                  By: /s/ Keith A. Guevara
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                                          Keith A. Guevara

The Company held the scheduled shareholders meeting on September 21, 2007, and approved the reverse stock split. The Company filed the amendment to the articles of incorporation effecting the reverse stock split on September 21, 2007.